Exhibit (vv)

KMK/01-14-11	MELF #10-9-1015

MACHINERY AND EQUIPMENT LOAN FUND

LOAN AGREEMENT

THIS LOAN AGREEMENT, MADE this 14th day of January, 2011, effective as of January 14, 2011 (the “Effective Date”), BY AND AMONG TASTY BAKING COMPANY, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (“TBC”) and having an address of 3 Crescent Drive, Suite 200, Philadelphia, PA 19112 and TASTY BAKING OXFORD, INC., a Pennsylvania corporation organized and existing under the laws of the Commonwealth of Pennsylvania and having an address of 3 Crescent Drive, Suite 200, Philadelphia, PA 19112 (“TBO”, and together with TBC, collectively, the “Borrower”) and THE COMMONWEALTH OF PENNSYLVANIA, acting by and through the DEPARTMENT OF COMMUNITY AND ECONOMIC DEVELOPMENT, having its principal place of business at Commonwealth Keystone Building, 400 North Street, Fourth Floor, Harrisburg, Pennsylvania 17120 (the “Department”).

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises herein contained, and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I

DEFINITIONS AND BACKGROUND

Section 1.01. When used herein the following words and phrases shall have the following meanings:

“Act” means Chapter 29 of the Job Enhancement Act, Act of February 12, 2004, No. 12, P.L. 99, codified at 12 P.S. § 2901 et seq.

“Application” means the application for the Loan submitted by the Borrower to the Department, including all attachments and exhibits thereto.

“CERCLA” means The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Collateral” means collectively, the TBC Collateral and the TBO Collateral.

“Commitment” means the Department’s letter of January 13, 2011, setting forth its agreement to make the Loan, and the conditions under which the Loan would be made.

Final - Loan Agreement

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Cost” or “Costs” means the costs of the purchase and installation of a portion of the TBO Collateral.

“Due Inquiry” shall mean that the Borrower, consistent with good commercial or customary practice, has caused to be made by a responsible officer or agent of the Borrower appropriate inquiry among those directors, officers, employees, agents, accountants and attorneys for the Borrower who might reasonably be expected to have knowledge of the particular matter and, when such matter includes the condition of the Collateral, the Premises or other facility, has further undertaken appropriate inquiries into the present and past ownership and uses thereof.

“Eligible Activity” means manufacturing, industrial processes, mining, Production Agriculture, information technology, biotechnology, services as a Medical Facility or other industrial or technology sectors as defined by the Department.

“Environmental Laws” shall mean The Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, The Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, The Clean Water Act, The Toxic Substances Control Act, The Clean Air Act, the Pennsylvania Hazardous Sites Cleanup Act, the Pennsylvania Solid Waste Management Act, the Pennsylvania Storage Tank and Spill Prevention Act, the Pennsylvania Worker and Community Right to Know Act, the Pennsylvania Clean Streams Law, as amended, or any rule or regulation promulgated pursuant to any of the foregoing statutes, or any other applicable law, statute, rule, regulation or ordinance regulating the manufacture, use, possession, discharge or disposal of substances injurious to the natural environment or to human health, whether federal, state or local.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means those occurrences listed in Section 7.01 herein.

“First Lien Holder” means Citizens Bank of Pennsylvania in its capacity as agent for the Senior Lenders as defined in the Intercreditor Agreement and its successors and/or assigns.

Final - Loan Agreement

“Hazardous Materials”, shall include, without limitation, asbestos (including, without limitation, asbestos in friable form), polychlorinated biphenyls, petroleum products, flammable or explosive materials, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic substances or related materials, each as defined under or pursuant to any Environmental Law.

“Indemnified Party” means the Department and its employees and agents, including, without limitation, any engineer or environmental consultant retained by the Department.

“Intercreditor Agreement” means the Amended and Restated Intercreditor and Collateral Sharing Agreement effective as of the date hereof by and among the Department, the First Lien Holder, PIDC and the Borrower.

“Loan” means a loan in the maximum principal amount of One Million Dollars ($1,000,000) to be used exclusively by the Borrower to defray a portion of the Cost not to exceed 50%.

“Loan Documents” means this Loan Agreement, the Note, the Security Agreements, Intercreditor Agreement, the opinions of counsel hereinafter referred to, and all other agreements, instruments and documents to be delivered hereunder.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrower taken as a whole, (b) a material impairment of the ability of any Borrower to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or TBO of any Loan Document to which either is a party or the rights of the Department thereunder.

“Note” means the $1,000,000 promissory note given by the Borrower to the Department, effective as of the Effective Date.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any of the Loan Documents, the loan documents executed in connection with any future or past loans or otherwise with respect to any loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the

Final - Loan Agreement

commencement by or against the Borrower of any proceeding under any Bankruptcy Laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Oxford First Lien” means the lien on the TBO Collateral held by the First Lien Holder to secure the aggregate maximum principal amount of $100,000,000, as set forth in the Intercreditor Agreement.

“Participation Percentage” means fifty percent (50%). “PIDC” means PIDC Local Development Corporation.

“Premises” means a tract of land located at 700 Lincoln Street, Oxford, Pennsylvania as described in more detail on Exhibit B.

“Production Agriculture” means the management and use of a normal agricultural operation for the production of a farm commodity.

“Project” means the purchase and installation of new machinery and equipment or the upgrade of existing machinery and equipment that is directly related to the business process.

“Security Agreements” means collectively the TBC Security Agreement and the TBO Security Agreement.

“Security Documents” means the Security Agreements and financing statements given by the Borrower to the Department.

“TBC Collateral” means all of TBC’s existing and after-acquired personal property, and all proceeds thereof, including without limitation, the assets set forth in more detail on Exhibit “A” to the TBC Security Agreement.

“TBC Security Agreement” means the Security Agreement dated the date hereof given by the Borrower to the Department which constitutes a lien upon the TBC Collateral, subject to the Intercreditor Agreement.

“TBO Collateral” means all of TBO’s equipment (as that term is defined in the UCC) located at the Premises including that certain machinery and equipment TBO has purchased or intends to purchase or has upgraded or intends to upgrade for use at the Premises as more fully described at Exhibit “A”, which is incorporated herein by reference and made a part hereof.

Final - Loan Agreement

“TBO Security Agreement” means the Security Agreement dated the date hereof given by TBO to the Department which constitutes not less than a shared second lien upon the TBO Collateral with PIDC, subject to the Intercreditor Agreement.

“UCC” means the Pennsylvania Uniform Commercial Code as codified at 13 Pa.C.S.A.§ 9101, et seq.

Section 1.02. The Borrower has purchased or intends to purchase or has upgraded or intends to upgrade certain machinery and equipment for use at the Premises. The Borrower has filed with the Department the Application and accepted from the Department the Commitment for the Loan, to be used exclusively to defray a portion of the Cost. The Department is willing to make the Loan upon the terms and subject to the conditions hereinafter set forth.

ARTICLE II

THE LOAN

Section 2.01. The Loan.  Subject to the conditions set forth herein, the Department agrees to make the Loan to the Borrower, and the Borrower agrees to accept the Loan from the Department, for the purposes set forth in the Application.

ARTICLE III

THE NOTE AND SECURITY DOCUMENTS

Section 3.01. The Note.  The Loan shall be evidenced by the Note, which shall be executed by the Borrower.

Section 3.02. The Security Documents.  Payment of the Note and satisfaction of the Obligations shall be secured by a perfected security interest in the Collateral given by the Borrower to the Department under the Security Documents.  The Security Documents shall be dated the date of the Note and shall create perfected liens upon the Collateral subject to and as set forth in the Intercreditor Agreement.  At all times until the Obligations have been paid in full, the Borrower agrees that whatever right, title and interest which it and its successors and assigns may have in and to the Collateral shall be, and the same are hereby expressly made subject and subordinate to the lien of the Security Documents and any other judgment, lien or encumbrance pursuant to the Note, the Security Documents or this Loan Agreement.

Final - Loan Agreement

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower makes the following representations and warranties to the Department, which shall survive and continue until the Loan is paid in full and all of the Borrower’s obligations hereunder have been satisfied:

Section 4.01. Organization.  The Borrower is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

Section 4.02. Power and Authority.  The Borrower has all necessary power and authority to purchase, own, encumber, and sell its property and to carry on its business as now being conducted, and to carry out the transactions contemplated by the Loan Documents.

Section 4.03. Loan Documents Consistent with Law and Agreements.  The execution and delivery of this Agreement and of each of the Loan Documents to be executed and delivered by the Borrower, consummation of the transactions herein contemplated, and compliance with the terms and provisions hereof and of the Loan Documents which Borrower has executed and delivered or to which it is otherwise subject do not (i) contravene any provision of law, statute, rule or regulation to which Borrower is subject or any judgment, decree, franchise, order or permit applicable to the Borrower or (ii) conflict with, or result in, a breach of any of the terms, conditions or provisions of the organizational documents of the Borrower, or of any material agreement, indenture or other instrument to which the Borrower is a party or by which it is bound or to which it or its property is subject.

Section 4.04. Due Authorization.  The execution, delivery and performance of this Agreement, the performance of the transactions contemplated by the provisions hereof, and the execution, issuance and delivery of each of the Loan Documents to be executed and delivered by the Borrower hereunder have each been duly authorized by all necessary action on the part of the Borrower.

Section 4.05. Execution and Delivery.  This Agreement and each of the Loan Documents being executed and delivered by Borrower concurrently herewith have been duly and validly executed and delivered by the Borrower and constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as the enforceability

Final - Loan Agreement

thereof may be limited by bankruptcy, insolvency or other substantially similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

Section 4.06. Litigation.  There is no material litigation or governmental proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, which if determined adversely, could reasonably be expected to have a Materially Adverse Effect, other than that which has been previously disclosed to the Department in writing.  If such litigation or proceeding exists or is threatened, it shall be set forth in Exhibit C attached hereto and made a part hereof.

Section 4.07. Taxes.  The Borrower has filed all required federal, state and local tax returns and has paid all taxes shown on such returns as such taxes have become due unless the obligation to file such return or pay such tax is the subject of a pending administrative or judicial appeal or proceeding with respect to which the Borrower has set aside adequate reserves in accordance with GAAP.

Section 4.08. No Default For Borrowed Money.  No default with respect to any agreement pursuant to which the Borrower has borrowed money or guaranteed the obligations of others has occurred and is continuing as of the date hereof that has not been waived in writing nor has any such event occurred which with the passage of time and/or giving of notice would constitute such a default that has not been waived in writing.

Section 4.09. Financial Statements and Financial Condition.  All financial statements of the Borrower (including all related notes) and all supplementary financial information delivered to the Department fairly present what they purport to present as of the dates and for the respective fiscal periods presented, and were prepared in accordance with generally accepted accounting principles consistently applied, except as disclosed in such financial statements.  The Borrower has no material liabilities, direct or indirect, fixed or contingent, as of the date of such financial statements which are not reflected therein.  There has been no material adverse change in the financial condition of the Borrower from that disclosed in the most recent annual financial statements delivered to the Department prior to the initial approval of the Loan by the Department, except as disclosed to the Department.

Final - Loan Agreement

Section 4.10. Employee Benefits.  Any employee pension benefit plans and employee welfare benefit plans, collectively referred to as employee benefit plans, within the meaning of ERISA maintained by the Borrower or any subsidiary of the Borrower comply in all material respects with the reporting and disclosure and fiduciary responsibility provisions of Title I of ERISA.

Section 4.11. Environmental Violations.  Any transportation, storage, handling or usage of Hazardous Materials by the Borrower, whether on the Premises or otherwise, has been in compliance with all Environmental Laws.  Borrower further represents and warrants that, to the best of its knowledge, no spill, release, discharge, or disposal of Hazardous Materials has occurred on the Premises to date, and that the soil and groundwater on the Premises are free of Hazardous Materials except as disclosed by that certain Phase I Environmental Report relating to the Premises conducted by Dewberry & Davis, LLC, dated January 2007.

Section 4.12. Bankruptcy, etc.  The Borrower has not within seven (7) years prior to the date hereof filed any voluntary petition for relief under the U.S. Bankruptcy Code.

Section 4.13. Criminal Convictions.  Neither the Borrower nor any owner, director, officer or person employed or engaged by the Borrower in a senior management capacity or as a manager or comptroller, has been convicted by any court of any felony or any misdemeanor involving theft, dishonesty, deception, false swearing, or the filing or submission of any false or misleading information to any agency of government.

Section 4.14. No Consent Required.  No consent or approval to the execution and performance of this Agreement and the transactions contemplated hereby not already obtained is required to be obtained by the Borrower from any governmental body, authority, agency, court or other person or entity, public or private, other than the Department.

Section 4.15. No Removal of Jobs.  The establishment of the Project by the Borrower at the Premises will not cause the removal of any business operation from one area of Pennsylvania to another area of Pennsylvania.

Section 4.16. Eligible Activity at the Premises.  The Borrower engages in an Eligible Activity at the Premises.

Final - Loan Agreement

ARTICLE V

BORROWING PROCEDURES AND AGREEMENTS

Section 5.01. Conditions Precedent to All Advances.  The obligation of the Department to make the initial advance of the proceeds of the Loan to the Borrower and to make each subsequent advance thereof is subject to the satisfaction of the following conditions precedent at the time of each such advance:

       (a)   The Borrower has satisfied all conditions set forth in the Commitment, the closing requirements transmitted by the Department’s counsel to the Borrower’s counsel following issuance of the Commitment have been satisfied; if applicable, the conditions regarding Property Coverage set forth in Section 6.11 of this Agreement have been satisfied; the Loan Documents shall have been properly executed and, where appropriate, delivered to the Department; and the Security Documents and any other document requested to be filed or recorded by the Department shall have been duly acknowledged and delivered for filing or recording in the appropriate public office.

       (b)   The Borrower shall submit to the Department a bringdown of the UCC searches showing that no new liens have been filed against the Collateral prior to the initial disbursement only.

       (c)   Each and all of the representations and warranties of the Borrower set forth in Articles IV hereof, and in any of the other Loan Documents, shall be true and correct in all respects, as though separately and independently made on and as of the date of each such advance.

       (d)   There shall be no event of default under any of the Loan Documents or any event which, with the passage of time or the giving of notice, or both, could constitute an event of default under any of the Loan Documents.

       (e)   There shall have been no material adverse change in the financial condition of the Borrower from that disclosed in financial statements heretofore delivered to and approved by the Department.

       (f)   In the event there is any material change in the Project, Department may refuse to make further advances under this Agreement until the matter is resolved to the

Final - Loan Agreement

Department’s reasonable satisfaction, whether or not the Department has declared an Event of Default hereunder or such revocation, rescission, suspension, or material adverse effect would comprise an Event of Default hereunder.

The Borrower agrees that by making a request for an advance hereunder, the Borrower shall be deemed to be reconfirming to the Department that all representations and warranties of the Borrower set forth in this Agreement and all related instruments, agreements and documents remain true and correct as of the date of each request.

Section 5.02. Deadline for Requesting Disbursements.  Unless otherwise agreed to by the Department, the Borrower shall comply with the conditions stated in Section 5.01, and submit a request or requests to the Department for disbursement of one hundred percent (100%) of the Loan by the end of the twenty-fourth full calendar month following the Effective Date.  If the Borrower fails to comply with this deadline the Commitment shall be automatically terminated and no further disbursements will be permitted.

ARTICLE VI

BORROWER’S COVENANTS

Until the Loan has been entirely repaid and all of Borrower’s obligations to the Department in connection therewith and herewith have been satisfied, the Borrower hereby covenants that:

Section 6.01. Use of Proceeds.  The Borrower shall use the proceeds of the Loan solely for the purpose of defraying a portion of the Cost.

Section 6.02. Preservation of Existence.  The Borrower will (a) maintain and preserve its existence as a corporation and the right to carry on its Eligible Activity at the Premises, and (b) take all reasonable action to maintain all necessary licenses, franchises, permits and other documents necessary or appropriate in connection therewith and all necessary renewals and extensions thereof, provided that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.03. Debt Secured by Collateral.  Without the prior written consent of the Department, the Borrower shall not take any action to cause or permit any lien or encumbrance to be placed against the Collateral or any interest therein, except such liens and encumbrances

Final - Loan Agreement

which replace or refinance the Oxford First Lien or except such liens and encumbrances as may be expressly permitted by the Security Documents or the Intercreditor Agreement.

Section 6.04. Nondiscrimination/Sexual Harassment.  The Borrower and its subsidiaries will not discriminate against or intimidate any employee or any applicant for employment because of gender, race, creed, or color, in any manner, including but not limited to the following activities:  employment; upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.  The Borrower hereby accepts and agrees to be bound by the nondiscrimination/sexual harassment provisions set forth in Exhibit “E” hereto, and will cause comparable nondiscrimination/sexual harassment provisions to be inserted into all Project contracts.

Section 6.05. Filing and Other Costs.  The Department may require the Borrower to pay the costs of filing or recording and any other reasonable costs that the Department may incur in connection with closing and administration of the Loan.

Section 6.06. Inspection.  The Borrower shall provide proper facilities at reasonable times during normal business hours for inspection of the Project before and after completion thereof by the Department and the Department’s authorized representatives (including, without limitation, any engineer or environmental consultant retained by the Department), and afford full and free access to the Project and Premises to such persons as may from time to time be designated by the Department.

Section 6.07. Operations and Number of Jobs.  The Borrower will create, or retain, as the case may be, at the Premises within three years from the date of the Loan closing, no less than the number of jobs specified to be created or retained in the Application.

       (a)   A breach by the Borrower of this Section 6.07 shall be an Event of Default under this Loan Agreement.  The remedies of the Department for an Event of Default arising solely from a breach by the Borrower of this Section 6.07 are governed by Section 7.03 of this Loan Agreement.

       (b)   The Department Policy For Failure to Meet Job Projections (the “Department Policy”) is incorporated herein by reference and is attached hereto as Exhibit D and the Department may, in compliance with the Department Policy and such

Final - Loan Agreement

other regulations and statements of policy, if any, as are then in effect, raise the rate of interest on the Loan as permitted under the Note.

       (c)   The Borrower shall be required to meet job projections within the three (3) year period referred to above and shall not be penalized if there is a reduction in the number of jobs once the projections have been achieved even if such reduction occurs within the three (3) year period.

Section 6.08. Certificate re Jobs.  The Borrower will annually provide the Department with a certificate executed by an authorized officer setting forth the number of employees, and their respective job classifications (skilled, semi-skilled and unskilled), employed by the Borrower or any subsidiary during the previous year at the Premises, together with such other related information as the Department may reasonably request.

Section 6.09. Employee Benefit Plans.  To the extent that the Borrower maintains any employee benefit plans subject to the requirements of ERISA, the Borrower and its subsidiaries shall:  (1) fund all of its employee pension benefit plans, to the extent required, in accordance with the minimum funding standards of Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986 (the “Code”), except where the failure to do so would not have a material adverse effect on the continuing operations of the Borrower; (2) make all payments of contributions to all employee benefit plans within the time periods established in ERISA and the Code, except where the failure to do so would not have a material adverse effect on the continuing operations of the Borrower; (3) furnish the Department, upon its request, with copies of all reports or other statements filed with the United States Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation, or any other agencies, whether federal, state, or local, with respect to all employee benefit plans; (4) advise the Department within thirty days of the occurrence of any “reportable event” or “prohibited transaction,” within the respective meanings of these terms in ERISA and the Code, with respect to any employee benefit plan to which the Borrower contributes, potentially having a material adverse effect on the continuing operations of the Borrower; (5) promptly advise the Department of any audit or investigation of any employee benefit plans by the Internal Revenue Service or Department of Labor or any other governmental agency or any threatened or proposed action by any such agency affecting the status of, and deductibility of contributions to, any employee benefit plans,

Final - Loan Agreement

potentially having in any such case a material adverse effect on the continuing operations of the Borrower.

Section 6.10. Environmental Compliance.  The Borrower shall comply with all Environmental Laws.

Section 6.11. Insurance.  Upon installation of the Collateral at the Premises, the Borrower shall provide the Department with evidence that the Borrower and/or the owner of the Premises has the Property Coverage set forth in Section 3 (a) (i) of the Security Agreement.  Upon commencement of operations at the Premises, the Borrower shall provide the Department with evidence that the Borrower has obtained the Property Coverage set forth in Section 3 (a) (i) of the Security Agreement .  The Borrower shall annually submit to the Department evidence of its compliance with the Department’s insurance requirements set forth in the Security Agreement.

Section 6.12. Compliance with Agreements and Laws; Payment of Obligations.  The Borrower will act in accordance with all applicable agreements, laws, rules, regulations, orders, judgments, injunctions, decrees, resolutions, permits, franchises, determinations or awards of any administrative or governmental authority or administrative or governmental organization, non-compliance with which could have a Material Adverse Effect.  The Borrower will pay and discharge all bills, claims and charges relating to the Project or the Premises, including without limitation claims for taxes and claims of laborers, mechanics and materialmen (collectively, “Project Claims”), prior to the time the holder of any Project Claim lawfully may cause any judgment or writ of execution to be filed or lodged against the Premises as a result of such Project Claim except in such instances in which such Project Claim is being contested in good faith by appropriate proceedings diligently conducted.

Section 6.13. Financial Statements.  During the term of the Loan, the Borrower will provide the Department with:

       (a)    financial statements for the Borrower within one hundred twenty (120) days after the close of each fiscal year including balance sheets, statements of income and reconciliations of equity, in accordance with generally accepted accounting principles, reviewed by an independent certified public accountant satisfactory to the Department, provided that if the Borrower is a corporation subject to the reporting requirements of the

Final - Loan Agreement

Exchange Act, the relevant entity’s obligation under this paragraph shall be satisfied by delivery to the Department of the financial statements required to be filed by the Borrower under the Exchange Act in its annual reports;

       (b)   with reasonable promptness, such other information respecting the business, operations and condition (financial or otherwise) of the Borrower as the Department may from time to time reasonably request, including information relating to the Project; and

       (c)   with reasonable promptness, after it becomes known to the Borrower, reasonably complete information on material adverse developments which may reasonably be expected to threaten the completion or continued operation of the Project.  The Department will not disclose any confidential information submitted to it by the

Borrower pursuant to this Section 6.13 to any third party, except as may be required by applicable law or court order, or to fulfill the requirements of the Act.

Section 6.14. Compliance Certificates.  If the Department shall so request, the Borrower will provide the Department with annual Compliance Certificates, executed (in the case of entities other than natural persons) by officers authorized to execute and deliver the same, within 120 days of each fiscal year’s end reciting compliance with representations, warranties and covenants.

Section 6.15. Accuracy of Information Supplied.  The Borrower will ensure that all information prepared by the Borrower and supplied to the Department or any third party under the provisions of this Agreement for the purpose of any report or certificate to be furnished to the Department in connection with this Agreement or any of the Loan Documents will at the time it is supplied be true and accurate in all material respects, except that (i) financial statements and other statements expressly effective as of a particular date prior to the date when furnished are required only to be true and accurate or (in the case of financial statements) fairly to present what they purport to present, in either case as of the effective date thereof, and (ii) to the extent any such information is based upon or constitutes a forecast, projection or other data which by its nature is uncertain, the Borrower is committed only to act in good faith and utilize due and careful consideration and the best information then known to it in preparing such information.  With respect to all information prepared by third parties and supplied by the Borrower to the

Final - Loan Agreement

Department and/or any third party under the provisions hereof for the purpose of any report or certificate to be furnished to the Department in connection with this Agreement or any of the Loan Documents, the Borrower shall deliver a written notice to the Department as soon as possible if it believes that such information is not complete and accurate in all material respects, which written notice shall include the basis for such belief.

Section 6.16. Notice of Defaults.  The Borrower will give prompt notice to the Department of the occurrence of any Event of Default under the Loan Documents either on its part, or on the part of the Borrower of which the Borrower becomes aware.

Section 6.17. Further Assurances.  The Borrower will make, execute or endorse, and acknowledge and deliver or file, all such vouchers, invoices, notices and certifications and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, continuation statements or further assurances, and take any and all such other actions, as the Department may reasonably deem necessary or advisable from time to time in connection with the Loan or the Loan Documents to assure or confirm to the Department and perfect all or any part of the security for the Loan and any other obligations of the Borrower.

Section 6.18. Indemnification.  The Borrower hereby indemnifies and holds harmless the Indemnified Party from and against any and all claims, damages, losses, liabilities, costs or expenses (including all reasonable fees or expenses resulting from the settlement of any claims or liabilities and reasonable attorneys’ fees) (collectively, “Indemnified Claims”) whatsoever which the Indemnified Party may incur (or which may be claimed against the Indemnified Party by any person or entity whatsoever) by reason of or in connection with (a) the issuance of the Loan, (b) any breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement or the Loan Documents, and (c) involvement of the Indemnified Party in any legal suit, investigation, proceeding, inquiry or action as a consequence, direct or indirect, of the Department’s issuance of the Loan, the Department’s or the Borrower’s entering into this Agreement or any of the Loan Documents or any other event or transaction contemplated by any of the foregoing; provided, however, that (i) the Indemnified Party shall within sixty (60) days of becoming aware of (A) its actual or potential liability for any Indemnified Claim or (B) the formal assertion against it in writing of any Indemnified Claim, have notified the Borrower in writing of such Indemnified Claim and

Final - Loan Agreement

tendered to the Borrower the defense of such claim; (ii) that no Indemnified Claim shall be paid or compromised without the consent of the Borrower, which shall not unreasonably be withheld, by a notice in writing to the Indemnified Party, to the payment or compromise of such Indemnified Claim within 10 calendar days after the Indemnified Party has given to the Borrower notice of the proposed payment or compromise thereof, and (iii) the Borrower shall not be required to indemnify an Indemnified Party hereunder for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the negligence or willful misconduct of such Indemnified Party.

Except as set forth in subclause (iii) of the immediately preceding paragraph, the liability under this Section 6.18 shall in no way be limited or impaired by (i) any extension of time for performance required by any of the Loan Documents, (ii) any sale, assignment or foreclosure of the Note or any sale or transfer of all or part of the Collateral or the Premises, (iii) the discharge of the Note, (iv) any exculpatory provisions in any of the Loan Documents limiting the Department’s recourse to any other security, (v) the accuracy or inaccuracy of the representations and warranties made by the Borrower; (vi) the release of the Borrower or any other person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, the Department’s voluntary act (other than the execution and delivery by the Department of an instrument of release expressly and specifically referring to Borrower’s indemnification obligations), or otherwise, (vii) the release or substitution in whole or in part of any security for the Note; or (viii) the Department’s failure to file any mortgage or UCC financing statements (or the Department’s improper filing of any thereof) or to otherwise perfect, protect, secure or insure any mortgage, security interest or lien given as security for the Note; and, in any such case, whether with or without notice to the Borrower and with or without consideration.

The indemnity provisions contained in this Section 6.18 hereof shall survive any judicial foreclosure, foreclosure by power of sale, deed in lieu of foreclosure, transfer of the property by the Borrower or the Department, and payment of the Loan in full, provided, however, that such indemnity provisions shall at no time accrue to, or be construed to benefit, any other third-party entity (other than an Indemnified Party or a successor in interest or assign of the Department) no matter how such other third-party entity obtains title or any interest in the Project or Premises.

Final - Loan Agreement

The liability covered by the indemnity provision shall include, but not be limited to, losses sustained by an Indemnified Party for (i) amounts owing under the Loan and the Loan Documents, (ii) amounts arising out of personal injury or death claims, (iii) amounts charged to an Indemnified Party for any environmental or Hazardous Materials clean up costs and expenses, liens, or other such charges or impositions, (iv) payment for fees, court costs, environmental tests and design studies, and (v) any other amounts reasonably expended by an Indemnified Party.

Section 6.19. Payment.  The Borrower will make all payments required to be made by it to the Department, at such address as the Department may specify from time to time.

Section 6.20. Negative Covenants.

       (a)   Without the prior written consent of the Department, the Borrower shall not permit, allow or suffer to exist, any lien or encumbrance to be placed against the Collateral or any interest therein or enter into any agreement requiring, contemplating or providing for placement of any such lien or encumbrance, except (i) liens and encumbrances expressly provided for in the Application and the Intercreditor Agreement and (ii) that the terms of this Section 6.19(a) shall not be deemed to prohibit execution of any note or credit instrument not providing for any specific lien against the Collateral but permitting confession of judgment against the Borrower subsequent to an event of default thereunder so long as judgment is not confessed thereunder.

(b)   The Borrower will not change its name without notice to the Department.

       (c)   Without the prior written consent of the Department, the Borrower shall not merge or consolidate with any other corporation or other entity or dispose of all or any substantial portion of its assets, except in the ordinary course of business, unless the Borrower or the surviving corporation, as the case may be, shall have a tangible net worth (after giving effect to such merger, consolidation or sale of assets) not less than that shown in the most recent audited financial statements for the Borrower, as the case may be, delivered to the Department, and, if a corporation different from the Borrower, shall have expressly assumed the obligations of the Borrower hereunder.  Notwithstanding the foregoing, Borrower may merge with a subsidiary without the prior written consent of the Department provided that (i) the Borrower shall survive and (ii) no Event of Default exists or would result from the merger.

Final - Loan Agreement

(d)   Without prior written notice to the Department, the Borrower shall not take any corporate action to permit or facilitate any change in control from that set forth in the Application.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default.  The following shall each constitute an Event of Default hereunder:

       (a)   Payment Default.  The Borrower shall fail to pay when due any amount payable under any of the Loan Documents and such failure shall continue for a period of thirty (30) days;

       (b)   False Representation.  Any representation, warranty or statement made by the Borrower herein or in the Application or in any of the Loan Documents or in any certificate or financial or other statement furnished pursuant to the provisions of any of the Loan Documents or the Application (except for any representation, warranty or statement expressly made effective as of a date prior to the date when made or furnished), shall have been false or misleading in any material respect when made or deemed made;

       (c)   Borrower Insolvency.  The Borrower shall (i) become insolvent, (ii) admit its inability to pay its debts as they come due, (iii) make an assignment to the benefit of its creditors, (iv) be adjudicated bankrupt or insolvent, (v) voluntarily initiate proceedings under any bankruptcy or reorganization law either now or hereafter in effect, (vi) become the subject of any involuntary proceedings under any bankruptcy or reorganization law either now or hereafter in effect that shall not have been discharged within ninety (90) days of the initiation thereof, or (vii) seek to take advantage of any moratorium law either now or hereafter in effect;

       (d)   Receiver Appointed.  A receiver, liquidator or trustee shall be appointed for the Borrower and shall not have been discharged within ninety (90) days;

       (e)   Covenant Default.  The Borrower shall fail to observe or perform any of the terms, covenants, promises and agreements on the Borrower’s part to be observed and

Final - Loan Agreement

performed under this Agreement or under the Note, Security Agreement or any of the other Loan Documents and such failure continues for thirty (30) days after written notice;

       (f)   Default Under Other Financing.  A default in the due and punctual payment of principal or interest or the due and punctual observance or performance of any covenants or agreements on any loan or debt instrument, not otherwise waived in writing by such loan or debt holder;

       (g)   Collateral Default.  The Collateral is (i) sold, leased, liened or encumbered without the prior written consent of the Department, which consent shall not be unreasonably withheld, except those liens or encumbrances permitted under the Intercreditor Agreement; (ii) the Collateral is seized or levied upon under any legal or governmental process against the Debtor or against the Collateral; (iii) the Collateral is lost, stolen, or moved from the Premises without the consent of the Department, provided that Borrower may dispose of any obsolete or worn-out Collateral, whether now owned or hereinafter acquired in the ordinary course of business; (iv) the Collateral is substantially damaged or destroyed, and such damage is not covered by insurance; or

       (h)    Change in the Project.  The Borrower makes substantial changes to or does not complete the Project as described in the Application, and such changes have a Material Adverse Effect.  Notwithstanding the foregoing, if such change affects the eligibility of the Borrower under the Act or the guidelines promulgated by the Department, even if it is not deemed to have a Material Adverse Effect, the change in Project shall be an Event of Default.

Section 7.02. Remedies Upon an Event of Default.  Immediately and without further notice to the Borrower, upon the occurrence of an Event of Default, other than an Event of Default, arising solely from a breach by the Borrower of Section 6.07 “Operations and Number of Jobs” pertaining to job creation or retention, the Department, or any subsequent holder of the Note, may, subject to the Intercreditor Agreement, exercise any one or more of the following remedies:

       (a)   cease making any further disbursements of advances hereunder;

Final - Loan Agreement

       (b)   declare the Note and interest accrued thereon and all liabilities of the Borrower thereunder to be immediately due and payable, and the same shall thereupon become and be due and payable;

       (c)   raise the rate of interest on the Loan as provided in the Note;

       (d)   bring an action against the Borrower under the Note; or

       (e)   exercise any other remedy available to it under any of the Loan Documents or applicable law, including the Pennsylvania Uniform Commercial Code.  Except as expressly required by the particular Loan Document pursuant to which such remedies are exercised or by applicable law, the Department may exercise any of the foregoing remedies without presentment, demand, protest or notice of any kind to any person (including, without limitation, the Borrower), all of which are hereby expressly and knowingly waived.

Subject solely to the limitation that the Department is limited to one recovery for the aggregate amounts due and owing under the Loan Documents, the Department’s remedies under the Loan Documents are cumulative and concurrent and may, in the Department’s sole discretion, be exercised, deferred, compromised, settled or discontinued without affecting any other remedy available to the Department under any of the Loan Documents or under applicable law.

Section 7.03. Remedies for Event of Default Arising From Failure to Create or Retain Jobs.  Upon the occurrence of an Event of Default arising solely from a breach by the Borrower of Section 6.07 “Number of Jobs” of this Agreement, the Department may, in compliance with such regulations and statements of policy, if any, as are then in effect, raise the rate of interest on the Loan as permitted under the Note.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Obligations Unconditional.  The obligations to the Department under this Agreement and each of the Loan Documents shall be absolute and unconditional without defense or set-off by reason of any default by the contractors under the contracts relating to the Project or by the Department under this Agreement, any of the Loan Documents, or under any other

Final - Loan Agreement

 agreement between the Borrower and the Department, or for any other reason, including without limitation failure to complete the Project, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, or failure of the Department to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required under each of the Loan Documents will be paid in full when due without any delay or diminution whatsoever.  Payments and additional sums required to be paid to the Department under any of the Loan Documents shall be received by the Department as net sums and the Borrower agrees to pay or cause to be paid all charges against or which might diminish such net sums.  The provisions of this Section shall not impair the ability of the Borrower or any other persons to bring an independent action against the Department with respect to any cause of action such person may have against the Department.

Section 8.02. Provisions Complementary.  The provisions of this Agreement shall be in addition to those of any other Loan Document.  All of such provisions shall be construed as complementary to each other.  Nothing contained herein shall prevent the Department from enforcing any and all of such provisions in accordance with their respective terms.

Section 8.03. Rights and Remedies.  The terms of all Loan Documents shall be liberally construed in favor of the Department to effectuate the purposes hereof.  No delay or failure on the part of the Department in exercising any right, power or privilege under any of the Loan Documents shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment, waiver, or discontinuance of steps to enforce such a right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  The rights and remedies of the Department under any of the Loan Documents are cumulative and concurrent and not exclusive of any rights or remedies which the Department might otherwise have.  The Department shall have the right at all times to enforce the provisions of each of the Loan Documents and all related documentation in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Department in refraining from so doing at any time or times.  The failure of the Department at any time or times to enforce the Department’s rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific

Final - Loan Agreement

provisions of such Loan Documents or any such documentation, or as having in any way or manner modified or waived the same.

Section 8.04. Writing Required.  Any permit, consent or approval of any kind or character on the part of the Department under any of the Loan Documents, and any waiver of any provision or condition thereof, must be in writing and executed by the Department and shall be effective only to the extent specifically set forth in such writing.

Section 8.05. Duration of Covenants.  All covenants and agreements of the Borrower in any of the Loan Documents, or otherwise made in writing in connection herewith, shall survive and continue until the Loan is entirely paid and all of the obligations of the Borrower hereunder have been entirely satisfied, unless a longer term is expressly provided for, in which event such longer term shall apply.

Section 8.06. Pennsylvania Law to Govern.  Each of the Loan Documents shall be deemed to be contracts made under the laws of the Commonwealth of Pennsylvania and, for all purposes, shall be construed in accordance with the laws of such Commonwealth, including its statutes of limitations, but without regard to its rules regarding conflict of laws.

Section 8.07. Counterparts.  Each of the Loan Documents may be executed in as many counterparts as may be deemed necessary and convenient and each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  All signatures need not appear on the same copy of any Loan Document.

Section 8.08. Department Project Inspections Solely for the Department’s Benefit.  It is understood and agreed that, subject to Borrower’s rights under the Lease, the Department, its agents, servants, invitees and employees, may inspect the plans and specifications for the Project and enter the Premises and conduct such tests, surveys, examinations and inspections at reasonable times during normal business hours.  The Borrower hereby acknowledges and agrees  (i) that such project inspections are solely for the protection and benefit of the Department, and (ii) that the Department, its agents, servants, invitees and employees carry no responsibility whatsoever for the Project, its quality or the compliance or lack of compliance with the plans and specifications.

Section 8.09. Setoff.  The Borrower agrees that the Commonwealth of Pennsylvania may set off the amount of any state tax liability or other debt of the Borrower or its subsidiaries that is

Final - Loan Agreement

owed to the Commonwealth and not being contested on appeal against any payments due the Borrower under this or any other contract with the Commonwealth.

Section 8.10. Contractor Responsibility.  Included in and made a part of this Agreement is Exhibit “F”, a clause pertaining to Contractor Responsibility.

Section 8.11. Contractor Integrity.  The Borrower represents, warrants and covenants that it currently has no interest and shall not acquire any interest, direct or indirect, which would conflict in any manner or degree with the performance of its obligations hereunder as set forth in Exhibit “G”, attached hereto and made a part hereof..

Section 8.12. Americans with Disabilities Act.  Included in and made a part of this Agreement is Exhibit “H”, a clause pertaining to compliance with the Americans with Disabilities Act.

Section 8.13. Pennsylvania Right-To-Know Law.  Included in and made a part of this Agreement is Exhibit “I”, a clause pertaining to compliance with Pennsylvania’s Right-To-Know Law.

Section 8.14. Successors and Assigns.  This Agreement and each of the Loan Documents shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the Department and the Borrower.  Although the Department has no present intention to convey, pledge or otherwise assign its rights under the Loan Documents, it may nevertheless do so in whole or in part without notice to any person (including, without limitation, the Borrower).  The Borrower has no right to assign any of its rights or obligations hereunder or under any of the Loan Documents without the prior written consent of the Department, and any such assignment without the prior written consent of the Department shall be void.  The Borrower and the Department intend that no person except Borrower shall have any claim or interest under this Agreement or right of action hereunder.

Section 8.15. Notices.  Notices required hereunder, or any correspondence concerning this Agreement shall be directed to the following addresses and shall be deemed properly given (a) if delivered by hand, (b) if sent by certified mail, return receipt requested, postage prepaid, or by recognized overnight courier service (including, without limitation, Federal Express or United Parcel Service overnight service), charges prepaid; or (c) if sent by facsimile, with a copy sent by first class U.S. Mail, postage prepaid.

Final - Loan Agreement

To the Department:
Department of Community and Economic Development
Commonwealth Keystone Building
400 North Street, Fourth Floor
Harrisburg, PA 17120
FAX:  (717)772-2890
Attention:  Machinery and Equipment Loan Fund

To Borrower:
Tasty Baking Company
3 Crescent Drive, Suite 200
Philadelphia, PA 19112
Attention:  President and CEO

With a copy to:
Linda Ann Galante, Esquire
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098

Notices and communications hereunder shall be deemed sufficiently given when dispatched pursuant to the foregoing provisions.  Notices and communications delivered by hand shall be effective upon receipt; notices and communications sent by fax, with a copy by first class U.S. Mail, shall be effective upon dispatch provided they are dispatched between 9:00 a.m.  and 5:00 p.m.  on a business day; notices and communications sent by recognized overnight courier service shall be effective on the business day following dispatch; and notices sent by certified mail shall be effective on the third business day following dispatch.  The parties hereto may, by a notice given hereunder, designate any further or different addresses to which any subsequent notice or communication hereunder shall be sent.

Section 8.16. Severability.  If any provision hereof or of the Loan Documents is found by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, it shall be ineffective as to such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision as to such jurisdiction to the extent it is not prohibited or unenforceable, nor invalidate such provision in any other jurisdiction, nor invalidate the other provisions of the Loan Documents, all of which shall be liberally construed in favor of the Department in order to effect the provisions of this

Final - Loan Agreement

Agreement.  Notwithstanding anything to the contrary herein contained, the total liability of the Borrower for payment of interest pursuant hereto shall not exceed the maximum amount, if any, of such interest permitted by applicable law to be contracted for, charged or received, and if any payments by the Borrower to the Department include interest in excess of such a maximum amount, the Department shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to the Borrower or the Borrower, as appropriate; provided that, to the extent permitted by applicable law, in the event the interest is not collected, is applied to principal or is refunded pursuant to this sentence and interest thereafter payable pursuant hereto shall be less than such maximum amount, then such interest thereafter so payable shall be increased up to such maximum amount to the extent necessary to recover the amount of interest, if any, theretofore uncollected, applied to principal or refunded pursuant to this sentence.  Any such application or refund shall not cure or waive any Event of Default.  In determining whether or not any interest payable under the Loan Documents exceeds the highest rate permitted by law, any nonprincipal payment (except payments specifically stated to be “interest”) shall be deemed, to the extent permitted by applicable law, to be an expense, fee, premium or penalty rather than interest.

Section 8.17. Consent to Jurisdiction.  The Borrower hereby irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or the Loan Documents may be brought in any federal or state court located in the county wherein the Project is located and consents to the jurisdiction of such court in any such suit, action or proceeding, and (b) waives any objection it may have to the laying of venue of any such suit, action or proceeding in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  The Borrower hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by mailing of copies of such process to the Borrower at its address provided under or pursuant to Section 8.14.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  All mailings under this section shall be by certified or registered mail, return receipt requested.  Nothing in this section shall affect the right of the Department to serve legal process in any other

Final - Loan Agreement

manner permitted by law or affect the right of the Department to bring any suit, action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Section 8.18. Defined Terms.  In each of the Loan Documents, unless otherwise indicated, (i) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (ii) the words, “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to the particular Loan Document in which they occur in such document’s entirety, (iii) the term, the “Loan Documents”, and the words, “thereof”, “therein”, “thereto”, “thereby” and “thereunder” refer to all the Loan Documents, taken together as a whole, (iv) all references to particular Articles, Sections or Paragraphs are references to the particular Article, Section or Paragraph of the particular Loan Document in which such references occur, and (v) the Borrower shall be referred to as Contractor in the Exhibits hereto.

Section 8.19. Incorporation by Reference.  All exhibits to this Agreement and the terms of all Loan Documents shall be incorporated herein by reference as though expressly set forth herein.  The Borrower agrees to be bound as the “Contractor” under the provisions of the exhibits to this Agreement.

Section 8.20. Descriptive Headings.  Descriptive headings of the several Articles and Sections of each of the Loan Documents are intended for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8.21. Further Assurances.  The Borrower from time to time, shall execute such further instruments as the Department may reasonably request to further confirm and assure the interests and rights created or intended to be created in favor of the Department hereunder or under the Loan Documents.

Section 8.22. Complete Agreement.  The Loan Documents constitute the entire agreement between the Department and the Borrower with respect to the Project and the Loan.

The Loan Documents supersede and replace all prior agreements related to the subject matter thereof including, without limitation, the Commitment, except to the extent such prior agreements are expressly incorporated by reference or otherwise referred to.  This Agreement may be modified or amended only by a written instrument duly executed by the Department and the Borrower.  Each of the remaining Loan Documents may be modified only by a written

Final - Loan Agreement

instrument duly executed by the Department and the remaining parties to the particular Loan Document.

[Signatures on Following Page.]

[Remainder of Page Intentionally Left Blank.]

Final - Loan Agreement

WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMMONWEALTH OF PENNSYLVANIA, acting by and through the DEPARTMENT OF COMMUNITY AND ECONOMIC DEVELOPMENT

Deputy Secretary

ATTEST:	TASTY BAKING COMPANY

By:
Charles P. Pizzi, President & CEO

ATTEST:	TASTY BAKING COMPANY

By:
Charles P. Pizzi, Chairman & President

Final - Loan Agreement

EXHIBIT “A”

TBO COLLATERAL

All “Equipment” as such term is defined in the UCC, now owned or hereinafter acquired by TBO located at the Premises, including all of TBO’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing, and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, all fixtures as such term is defined in the UCC, together with all additions and accessions thereto, replacements therefore, all substitutes for any of the foregoing, fuel therefore and all manuals, drawings, instructions, warranties and rights with respect thereto and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

Final - Loan Agreement

EXHIBIT “B”

The Premises

DESCRIPTION OF PREMISES

ALL THAT CERTAIN piece or portion of land SITUATE in the Borough of Oxford, Chester County, Pennsylvania, known as Lot No. 1 (Plant Site) of the Unibev Subdivision, bounded to the North and the East by lands now or formerly of the Borough of Oxford, to the South by the New Northwesterly side of Old U.S. Route 1 also known as Lincoln Avenue “Old Baltimore Pike”, and to the West by the new connector road joining the said old U.S. Route 1 to Route 10, as shown on a plan prepared by Tetra Tech, Inc., dated May 20,1988, File Number G-001, recorded on February 23, 1989 in the Chester County Office of the Recorder of Deeds on Plan No. 9044, and more particularly shown on an “As-Built” survey plan prepared by Tetra Tech, Inc., dated May 3, 1996, RCN 0553, File No. G-001, as follows, to wit:

BEGINNING at the point of intersection formed by the Northwesterly side of Old Route 1 also known as Lincoln Avenue “Old Baltimore Pike” with the new connector road joining said Old U.S. Route 1 with Route 10, as shown on the aforesaid plan; thence from the said point of beginning along the said Northeasterly and Southeasterly sides of the said new connector road, the (6) following described courses and distances:  (1) North 36 degrees 03 minutes 35 seconds West, 741.04 feet to a point; (2) along the arc of a circle curving to the right (radius = 470.00 feet), chord of 267.66 feet, chord bearing North 19 degrees 30 minutes 59 seconds West, an arc distance of 271.41 feet to a point; (3) North 02 degrees 58 minutes 23 seconds West, 240.32 feet to a point; (4) along the arc of a circle curving to the right having a radius of 470.00 feet, chord of 261.52 feet, chord bearing North 13 degrees 10 minutes 50 seconds East, an arc distance of 265.02 feet to a point; (5) North 29 degrees 20 minutes 02 seconds East, 421.62 feet to a point; and, (6) along the arc of a circle curving to the left having a radius of 305.00 feet chord of 53.43 feet, chord being North 24 degrees 18 minutes 33 seconds East, an arc distance of 53.50 feet to a point, a corner of lands now or formerly of the Borough of Oxford; thence by the same, the (3) following described courses and distances:  (1) South 55 degrees 42 minutes 26 seconds east, 1,137.56 feet to a point:  (2) South 89 degrees 18 minutes 59 seconds East, 853.69 feet to a point; and, (3) South 27 degrees 33 minutes 59 seconds East, 222.00 feet to a point in the said Northwesterly side of Old U.S. Route 1; thence by the same, the (3) following described courses and distances:  (1) South 62 degrees 26 minutes 01 second West, 1,211.85 feet to a point; (2) South 60 degrees 00 minutes 01 second West, 202.38 feet to a point; and, (3) South 57 degrees 32 minutes 48 seconds West, 470.17 feet to a point, the first mentioned point and place of beginning.

Being known as 700 Lincoln Street, Oxford, PA

Final - Loan Agreement

EXHIBIT “C”

LITIGATION

The Borrower is involved in certain legal and regulatory actions, all of which have arisen in the ordinary course of the Borrower’s business.  The Borrower is unable to predict the outcome of these matters, but does not believe that the ultimate resolution of such matters will have a material adverse effect on the consolidated financial position or results of operations of the Borrower.  However, if one or more of such matters were determined adversely to the Borrower, the ultimate liability arising therefrom is not expected to be material to the financial position of the Borrower, but could be material to its results of operations in any quarter or annual period.

Final - Loan Agreement

EXHIBIT “D”

CRITERIA FOR FAILURE TO MEET JOB PROJECTIONS

Criteria for Penalty Waiver:
The following four criteria will be evaluated to determine if a valid explanation exists for failing to meet employment projections. If the Department determines that a company has provided adequate justification that one of the factors below led to its failure to meet projections, no penalty will be imposed. The criteria are: (1) Natural Disaster, (2) Industry Trend, (3) Labor Force and (4) Loss of Major Supplier.

Detailed Explanation of Above Criteria
If a company fails to meet its projections because of any of the following four reasons, no penalty will be levied:

(1) Natural Disaster. A company will not be held responsible for failing to attain employment projections if a natural disaster such as a fire, flood, hurricanes or tornado strikes the business.

(2) Industry Trend. If a company can demonstrate to the satisfaction of the Department that the industry in which the company does a majority of its business suffered a sales or revenue decline of at least 10%, the company will not be held responsible for failing to attain employment projections. The following points will be considered:

(i) Burden of proof resides with the company. The company must provide documentation from industry sources or other verifiable documentation to prove the overall industry sales or revenue decline. Statistical comparisons  must be for a period of no less than one year and must be from within the project term.

(ii) The company must also provide a narrative explaining the business in which it operates, and how the industry downturn impacted its business operations.

(iii) If the company does business in more than one industry, the company must provide evidence that it’s overall business was dramatically impacted by the failure of its business within the declining industry.

(3) Labor Force If a company can demonstrate to the satisfaction of the department that there was a lack of an available labor pool, the company will not be held responsible for failure to attain employment projections. This demonstration must take the following into consideration:

(i) The unemployment rate of the county in which the project is located does not in itself signify the absence of available labor, particularly for low skilled jobs; however, if the company requires skilled workers, or those with scarce skills, this factor could constitute sufficient demonstration.

(ii) A company will not be deemed to have experienced lack of an available labor pool if the wages offered by the company are below average. In this instance, the burden of proof shall be on the company to demonstrate that it pays employees the average wage based on the industry-wide average for a particular region. Staff research utilizing average wage data supplied by the Department of Labor and Industry will be used to determine  the validity of this explanation.

(4) Loss of a Major Supplier If the failure of a company to attain employment projections is the result of a loss of a major supplier, the company will not be held responsible for failing to attain employment projections.

(i) Burden of proof resides with the company. The company must provide financial/accounting proof that the supplier accounted for at least 25% of its business.

(ii) The company must also provide a narrative outlining its dependence on this supplier, and any attempts that were made to secure a new supplier.

90% Guideline:
If a company fails to retain the full job requirement, but achieves at least 90% of the job retention requirement, the Department will take into consideration other criteria including the quality of the jobs retained, the economic condition of the area, the strategic importance of the industry to the Commonwealth and other pertinent criteria, as determined by the Department.

Final - Loan Agreement

EXHIBIT “E”

NONDISCRIMINATION CLAUSE

During the term of this contract, the Contractor agree as follows:

1.           The Contractor shall not discriminate against any employe, applicant for employment, independent contractor or any other person because of race, color, religious creed, ancestry, national origin, age or sex.  The Contractor shall take affirmative action to insure that applicants are employed, and that employes or agents are treated during employment, without regard to their race, color, religious creed, ancestry, national origin, age or sex.  Such affirmative action shall include, but is not limited to:  employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training.  The Contractor shall post in conspicuous places, available to employes, agents, applicants for employment and other persons, a notice to be provided by the contracting agency setting forth the provisions of this nondiscrimination clause.

2.           The Contractor shall in advertisements or requests for employment placed by it or on its behalf, state that all qualified applicants will receive consideration for employment without regard to race, color, religious creed, ancestry, national origin, age, or sex.

3.           The Contractor shall send each labor union or workers’ representative with which they have a collective bargaining agreement or other contract or understanding, a notice advising said labor union or workers’ representative of their commitment to this nondiscrimination clause.  Similar notice shall be sent to every other source of recruitment regularly utilized by the Contractor.

4.           It shall be no defense to a finding of noncompliance with this nondiscrimination clause that the Contractor had delegated some of its employment practices to any union, training program or other source of recruitment which prevents it from meeting its obligations.  However, if the evidence indicates that the Contractor was not on notice of the third-party discrimination or made a good faith effort to correct it, such factor shall be considered in mitigation in determining appropriate sanctions.

5.           Where the practices of a union or of any training program or other source of recruitment will result in the exclusion of minority group persons, so that the Contractor will be unable to meet its obligations under this nondiscrimination clause, the Contractor shall then employ and fill vacancies through other nondiscriminatory employment procedures.

6.           The Contractor shall comply with all state and federal laws prohibiting discrimination in hiring or employment opportunities.  In the event of the Contractor’s noncompliance with the nondiscrimination clause of this contract or with any such laws, this contract may be terminated or suspended, in whole or in part, and the Contractor may be declared temporarily ineligible for further Commonwealth contracts, and other sanctions may be imposed and remedies invoked.

7.           The Contractor shall furnish all necessary employment documents and records to, and permit access to its books, records and accounts by, the contracting agency and the Office of Administration, Bureau of Affirmative Action, for purposes of investigation to ascertain compliance with the provisions of this clause.  If the Contractor does not possess documents or records reflecting the necessary information requested, it shall furnish such information on reporting forms supplied by the contracting agency or the Bureau of Affirmative Action.

8.           The Contractor shall actively recruit minority subcontractors or subcontractors with substantial minority representation among its employes.

9.           The Contractor shall include the provisions of this nondiscrimination clause in every subcontract, so that such provisions will be binding upon each subcontractor.

10.         The Contractor obligations under this clause are limited to the Contractor’s facilities within Pennsylvania or, where the contract is for purchase of goods manufactured outside of Pennsylvania, the facilities at which such goods are actually produced.

Final - Loan Agreement

EXHIBIT “F”

CONTRACTOR RESPONSIBILITY PROVISIONS

1.           The Contractor certifies that it is not currently under suspension or debarment by the Commonwealth, any other state, or the federal government, and if the Contractor cannot so certify, then it agrees to submit along with the bid/proposal a written explanation of why such certification cannot be made.

2.           If the Contractor enters into any subcontracts or employs under this contract any subcontractors/individuals who are currently suspended or debarred by the Commonwealth or the federal government or who become suspended or debarred by the Commonwealth or federal government during the term of this contract or any extensions or renewals thereof, the Commonwealth shall have the right to require the Contractor to terminate such subcontracts or employment.

3.           The Contractor agrees to reimburse the Commonwealth for the reasonable costs of investigation incurred by the Office of Inspector General for investigations of the Contractor ‘ s compliance with terms of this or any other agreement between the Contractor and the Commonwealth which result in the suspension or debarment of the Contractor.  Such costs shall include, but not be limited to, salaries of investigators, including overtime; travel and lodging expenses; and expert witness and documentary fees.  The Contractor shall not be responsible for investigative costs for investigations which do not result in the Contractor’ s suspension or debarment.

4.           The Contractor may obtain the current list of suspended and debarred contractors by contacting the:

Department of General Services
Office of Chief Counsel
603 North Office Building
Harrisburg, PA 17125
Telephone No. (717) 783-6472
Fax No. (717) 787-9138

Final - Loan Agreement

EXHIBIT “G”

CONTRACTOR INTEGRITY PROVISIONS

1.           Definitions.

a.           Confidential information means information that is not public knowledge, or available to the public on request, disclosure of which would give an unfair, unethical, or illegal advantage to another desiring to contract with the Commonwealth.

b.           Consent means written permission signed by a duly authorized officer or employee of the Commonwealth, provided that where the material facts have been disclosed, in writing, by prequalification, bid, proposal, or contractual terms, the Commonwealth shall be deemed to have consented by virtue of execution of this Agreement.

c.           Commonwealth means the Commonwealth of Pennsylvania Acting by and Through its Department of Community and Economic Development and any agencies and instrumentalities of the Commonwealth of Pennsylvania for which the Department of Community and Economic Development provides staff services (including without limitation the Pennsylvania Industrial Development Authority, Pennsylvania Economic Development Financing Authority, Pennsylvania Energy Development Authority, and Pennsylvania Minority Business Development Authority).

d.           Contractor means the individual or entity that has entered into an agreement with the Commonwealth, assumed the obligations of another to repay moneys to the Commonwealth, or is the intended beneficiary of, and has knowingly received benefits under, an agreement between the Commonwealth and a financial intermediary or educational institution, including directors, officers, partners, managers, key employees, and owners of more than a 5% interest.

e.           Financial Interest means:

(1)           ownership of more than a 5% interest in any business; or

(2)           holding a position as an officer, director, trustee, partner, employee, or the like, or holding any position of management.

f.           Gratuity means any payment of more than nominal monetary value in the form of cash, travel, entertainment, gifts, meals, lodging, loans, subscriptions, advances, deposits of money, services, employment, or contracts of any kind.

2.           The Contractor shall take no action in violation of state or federal laws, regulations, or other requirements that govern contracting with the Commonwealth.

3.           The Contractor shall not, in connection with this or any other agreement with the Commonwealth, directly or indirectly offer, confer, or agree to confer any pecuniary benefit on anyone as consideration for the decision, opinion, recommendation, vote, other exercise of discretion, or violation of a known legal duty by any officer or employee of the Commonwealth.

4.           The Contractor shall not, in connection with this or any other agreement with the Commonwealth, directly or indirectly offer, give, or agree or promise to give to anyone any gratuity for the benefit of or at the direction or request of any officer or employee of the Commonwealth.

5.           Except with the consent of the Commonwealth, the Contractor shall not have a financial interest in any other contractor, subcontractor, or supplier providing services, labor, or material on this project.

Final - Loan Agreement

6.           The Contractor, upon being informed that any violation of these provisions has occurred or may occur, shall immediately notify the Commonwealth in writing.

7.           The Contractor, by execution of this Agreement and by the submission of any bills or invoices for payment pursuant thereto, certifies and represents that he has not violated any of these provisions.

8.           The Contractor, upon the inquiry or request of the Inspector General of the Commonwealth or any of that official’s agents or representatives, shall provide, or if appropriate, make promptly available for inspection or copying, any information of any type or form relevant to the Contractor’ s compliance with this Agreement (including without limitation these provisions relating to Contractor integrity).  Such information shall be retained by the Contractor for a period of three years beyond the termination of the contract unless provided by law.

9.           For violation of any of the above provisions, the Commonwealth may declare an event of default hereunder, subject to applicable notice and cure provisions, and debar and suspend the Contractor from doing business with the Commonwealth, including without limitation participation in its financial assistance programs.  These rights and remedies are cumulative, and the use or nonuse of any one shall not preclude the use of all or any other.  These rights and remedies are in addition to those the Commonwealth may have under law, statute, regulation, or otherwise.

Final - Loan Agreement

EXHIBIT “H”

AMERICANS WITH DISABILITIES ACT PROVISIONS

                During the term of this contract, the Contractor agrees as follows:

1.           Pursuant to federal regulations promulgated under the authority of The Americans With Disabilities Act, 28 C.F.R. § 35.101 et seq., the Contractor understands and agrees that no individual with a disability shall, on the basis of the disability, be excluded from participation in this contract or from activities provided for under this contract.  As a condition of accepting and executing this contract, the Contractor agrees to comply with the “General Prohibitions Against Discrimination,” 28 C.F.R. § 35.130, and all other regulations promulgated under Title II of The Americans With Disabilities Act which are applicable to the benefits, services, programs, and activities provided by the Commonwealth of Pennsylvania through contracts with outside contractors.

2.           The Contractor shall be responsible for and agrees to indemnify and hold harmless the Commonwealth of Pennsylvania from all losses, damages, expenses, claims, demands, suits, and actions brought by any party against the Commonwealth of Pennsylvania as a result of the Contractor’s failure to comply with the provisions of paragraph 1 above.

3.           “Contractor” means the individual or entity that has entered into this Agreement with the Commonwealth.

Final - Loan Agreement

EXHIBIT “I”

RIGHT-TO-KNOW LAW

a.           The Pennsylvania Right-to-Know Law, 65 P.S. §§ 67.101-3104, applies to this Contract.

b.           Unless the Contractor provides the Commonwealth, in writing, with the name and contact information of another person, the agency shall notify the Contractor using the Contractor information provided by the Contractor in Section 8.15 of this Agreement if the agency needs the Contractor’s assistance in any matter arising out of the Right to Know Law.  (“RTKL”) The Contractor shall notify the agency in writing of any change in the name or the contact information within a reasonable time prior to the change.

c.           Upon notification to the Contractor that the Commonwealth has received a request for records under the RTKL, the Contractor shall fully assist the Commonwealth in responding to the request.  Such assistance shall include providing the Commonwealth within three (3) days, access to, and copies of, any document or information arising out of the Contract in the Contractor’s possession that the Commonwealth deems a Public Record (“Requested Information”) and providing such other assistance as the Commonwealth may request in order to comply with the RTKL.  If the Contractor is unable to provide the Requested Information within three (3) days for one of the reasons specified in the RTKL, the Contractor must immediately notify the Commonwealth that it will need up to an additional twenty-five (25) days, and must provide in writing the reason the additional time is needed.  If the Contractor fails to provide the Requested Information to the Commonwealth within the period specified in this provision, the failure shall be considered an event of default and the Contractor shall pay, indemnify and hold the Commonwealth harmless for any damages, penalties, detriment or harm that the Commonwealth may incur as a result of the Contractor’s failure.  If the Office of Open Records or the Pennsylvania Courts determines that a record in the possession of the Contractor is a public record, liquidated damages of $500 per day will be assessed for each calendar day beyond the date the Contractor was required to provide the record.

d.           The Commonwealth’s determination as to whether the Requested Information is a public record is dispositive of the question as between the parties.  Contractor agrees not to challenge the Commonwealth’s decision to deem the Requested Information a Public Record.  If the Contractor considers the Requested Information to be a Trade Secret or Confidential Proprietary Information, as those terms are defined by the RTKL, the Contractor will immediately notify the Commonwealth, and will provide a written statement signed by a representative of the Contractor explaining why the requested material is exempt from public disclosure under the RTKL within five (5) days.  If, upon review of the Contractor’s written statement, the Commonwealth still decides to provide the Requested Information, Contractor will not challenge or in any way hold liable the Commonwealth for such a decision.

e.           The Commonwealth will reimburse the Contractor for any costs associated with complying with this provision only to the extent allowed under the fee schedule established by the Office of Open Records or as otherwise provided by the RTKL if the fee schedule is inapplicable.

f.           Contractor agrees to abide by any decision to release a record to the public made by the Office of Open Records, or by the Pennsylvania Courts.  The Contractor agrees to waive all rights or remedies that may be available to it as a result of the Commonwealth’s disclosure of Requested Information pursuant to the RTKL.  Contractor’s duties relating to the RTKL are continuing duties that survive the expiration of this Contract and shall continue as long as the Contractor has Requested Information in its possession.

Final - Loan Agreement